Exhibit 10.44

AMENDMENT NO. 1

TO

EARN-IN AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) to the EARN-IN AGREEMENT (the “Agreement”) is entered into as of May 19, 2010  (the “Effective Date”), between and among (i) Zhang Xiao Yan, a Hong Kong individual (the “Seller”); and (ii) the signatories to this Agreement indicated as “Buyers,” Tang Hui Tian, Jiang You Ru, Liu Chun Lin, Wei Wen De, Wang Bang Fu, Zhao Ming An, Zhang Qing Qiu, Yang Xiao Jian, Meng Yuan Gang, Jiang Qi Feng, He Wen Heng, Liu Gong Chun, Jia Jun Wen, Tan Yu Jing, Li Jing Hua, Ye Yuan Jian each an individual citizen of the People’s Republic of China (collectively, the “Buyers”) (each of the foregoing, a “Party” and together, the “Parties”). Capitalized terms not otherwise defined have the meanings assigned to them in Appendix A to this Agreement. As effective of this amendment, all previous earn-in agreements entered into are automatically ceased being effective.

RECITALS

WHEREAS, pursuant to Section 5.10 of the Agreement, no provision of the Agreement may be amended without the written consent of each party thereto; and

WHEREAS, the Parties desire to amend Section 1.1 of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficient of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

The Parties to this Agreement, intending to be bound thereby, in consideration for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, agree as follows.

1.1
Amendment. Pursuant to Section 5.10 of the Agreement, the Parties hereby amend, as of the date hereof, Section 1.1 of the Agreement by deleting the text of Section 1.1 of the Agreement and replacing it with the following:

           “Call Right.   The Buyers will have, during the Exercise Period, and according to the following schedule, the right and option to purchase from the Seller, and upon the exercise of such right and option the Seller will have the obligation to sell to the Buyers, a portion of the Seller’s Shares identified in the Call Exercise Notice (the “Call Right”).  Any Shares not purchased at a point in the following schedule may be purchased at any later point in the schedule. “Seller’s Shares” means those shares of the capital stock of the Holdco or, upon and after the Exchange Transaction, those exchanged shares of the Shell Company held by the Seller totaled at 22,480,000 shares of the Shell Company’s issued and outstanding common shares, as the case may be at the time when the Buyer exercises the Call Right.

(a)
One year after a date which the $15 million 2010 after tax net income is achieved and a satisfactory audit report is issued of the result according to US GAAP for the 2010 after tax net income guaranteed to the investors in an equity financing (the “Equity Financing”), but before the Expiration Date (as defined below), each Buyer may exercise a Call Right to his or her Proportionate Share (as defined below) of 50% of the make-good shares of the Seller’s Shares.

(b)
One year after a date which the $19 million 2011 make-good is achieved and a satisfactory audit report is issued according to US GAAP for the 2011 after tax net income , but before the Expiration Date (as defined below), each Buyer may exercise a Call Right to his or her Proportionate Share (as defined below) of 50% of the make-good shares of the Seller’s Shares.

As used in this Agreement, “Proportionate Share” means the percentage set forth next to a Buyer’s name on Exhibit C to this Agreement.”

1.2
Governing Law and Language.   This Amendment No. 1, including all matters of construction, validity and performance, will in all respects be governed by, and construed in accordance with, the laws of Hong Kong (without giving effect to principles relating to conflict of laws).  This Agreement is written in English and the English language will govern any interpretation of this Amendment No. 1.

1.3
Venue and Jurisdiction.   If any legal proceeding or other legal action relating to this Amendment No. 1 is brought or otherwise initiated, the venue therefore will be in Hong Kong, which will be deemed to be a convenient forum.  Each of the Parties hereby expressly and irrevocably consents and submits to the jurisdiction of the courts

1.4	Effect on Earn-in Agreement. Except as set forth above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

1.5	Counterparts. This Amendment No. 1 may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

 [Remainder of Page Intentionally Left Blank]

In Witness Whereof, the Parties have caused this Amendment No. 1 to be executed and delivered as of the date first set forth above.

“SELLER” Zhang Xiao Yan, a Hong Kong individual By: /s/ Zhang Xiao Yan Name: Zhang Xiao Yan Title:
“BUYER” Tang Hui Tian, an individual citizen of the People’s Republic of China By: /s/ Tang Hui Tian Name: Tang Hui Tian	“BUYER” Wei Wen De, an individual citizen of the People’s Republic of China By: /s/ Wei Wen De Name: Wei Wen De
“BUYER” Jiang You Ru, an individual citizen of the People’s Republic of China By: /s/ Jiang You Ru Name: Jiang You Ru	“BUYER” Wang Bang Fu, an individual citizen of the People’s Republic of China By: /s/ Wang Bang Fu Name: Wang Bang Fu
“BUYER” Liu Chun Lin, an individual citizen of the People’s Republic of China By: /s/ Liu Chun Lin Name: Liu Chun Lin	“BUYER” Zhao Ming An, an individual citizen of the People’s Republic of China By: /s/ Zhao Ming An Name: Zhao Ming An

“BUYER” Zhang Qing Qiu, an individual citizen of the People’s Republic of China By: /s/ Zhang Qing Qiu Name: Zhang Qing Qiu	“BUYER” Yang Xiao Jian, an individual citizen of the People’s Republic of China By: /s/ Yang Xiao Jian Name: Yang Xiao Jian
“BUYER” Meng Yuan Gang, an individual citizen of the People’s Republic of China By: /s/ Meng Yuan Gang Name: Meng Yuan Gang	“BUYER” Jiang Qi Feng, an individual citizen of the People’s Republic of China By: /s/ Jiang Qi Feng Name: Jiang Qi Feng
“BUYER” He Wen Heng, an individual citizen of the People’s Republic of China By: /s/ He Wen Heng Name: He Wen Heng	“BUYER” Liu Gong Chun, an individual citizen of the People’s Republic of China By: /s/ Liu Gong Chun Name: Liu Gong Chun
“BUYER” Jia Jun Wen, an individual citizen of the People’s Republic of China By: /s/ Jia Jun Wen Name: Jia Jun Wen	“BUYER” Tan Yu Jing, an individual citizen of the People’s Republic of China By: /s/ Tan Yu Jing Name: Tan Yu Jing
“BUYER” Li Jing Hua, an individual citizen of the People’s Republic of China By: /s/ Li Jing Hua Name: Li Jing Hua	“BUYER” Ye Yuan Jian, an individual citizen of the People’s Republic of China By: /s/ Ye Yuan Jian Name: Ye Yuan Jian